Exhibit 10.1
AMENDMENT AND RESTATEMENT OF
DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
OF NORTHWEST SAVINGS BANK AND ELIGIBLE AFFILIATES
Effective as of January 1, 2005
Preamble
          This Plan is an unfunded deferred compensation arrangement to enable members of the Board of Directors of Northwest Savings Bank (“Bank”) and its Eligible Affiliates who are not employed on a full-time basis by the Bank or an Eligible Affiliate who receive compensation for their services as Directors in the form of fees, to elect, prior to the period in which such fees are earned, to defer all or part of such fees for payment in a later taxable period. This Plan was adopted by the Board of Directors of the Bank’s predecessor, Northwest Mutual Savings Association in March of 1979, and was amended effective June 17, 1987, February 21, 1996, July 1, 2003, April 1, 2004 and July 1, 2004. Deferral Elections made by Eligible Directors prior to July 1, 2004 shall be governed by the terms of their Deferral Elections and of this Plan as in effect prior to July 1, 2004. The Plan is being amended and restated as of January 1, 2005 to correct typographical errors, conform with past practice and maintain compliance with Section 409A of the Internal Revenue Code.

ARTICLE I

Definitions
          “Bank” means Northwest Savings Bank, a Pennsylvania corporation, and its corporate successors.
          “Beneficiary” means the person whom the Participant has designated pursuant to Section 5.03 and Exhibit III to receive any amounts remaining in his/her Director’s Deferred Compensation account at the Participant’s death.
          “Board” means the Board of Directors of Northwest Savings Bank or any committee of the Board to which the Board has delegated its authority with respect to the Plan.
          “Director’s Deferred Compensation Account” is defined in Section 3.01.
          “Director’s Fees” means all remuneration for service on the Board of the Bank or any Eligible Affiliate, including retainers, meeting fees and other payments.
          “Disability” means mental or physical disability of at least six months which prevents a Participant from engaging in the principal duties of his/her position as an Eligible Director, provided that such disability qualifies as a “Disability” under Treasury Regulations Section 1.409A-3(i)(4).
          “Eligible Affiliate” means the parent corporation or an affiliated corporation of the Bank which the Board has determined by duly adopted resolution to be eligible for the Plan including Northwest Bancorp Mutual Holding Company and Northwest Bancorp, Inc.
          “Eligible Director” means a member of the Board of Directors of the Bank or of an Eligible Affiliate, who receives compensation for his/her services as a Director in the form of fees and who is not employed by the Bank or an Eligible Affiliate on a full-time basis.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Event of Distribution” means any of the events of distribution included in the Deferral Election form executed by an Eligible Director hereunder, and any of the other events of distribution permitted under Article IV hereof.
          “Fiscal Year” means the Bank’s fiscal year, which ran from July 1 through June 30 until June 30, 2005. The period July 1 — December 31, 2005 was a short Fiscal Year. Effective January 1, 2006 the Bank’s Fiscal Year corresponds with the calendar year.
          “Participant” means an Eligible Director who elects to defer compensation pursuant to the Plan and who retains, or whose beneficiaries retain, benefits under the Plan in accordance with its terms.
          “Plan” means this Deferred Compensation Plan as it may be amended from time to time.
          “Plan Administrator” means the Committee comprised of William Wagner, Gregory LaRocca and Julie McTavish or their respective successors on such Committee as may be appointed from time to time by the Board or by the Compensation Committee of the Board of the Bank.
          “Retire” or “Retirement” means termination for any reason of the Participant’s service as a Director following the Participant’s attainment of 59 1/2, but not later than the Participant’s age 72.
          “Year” (unless otherwise specified) means the Bank’s Fiscal Year.

ARTICLE II
Deferral of Compensation Payable as Director’s Fees
Section 2.01. Deferral Elections. Each Eligible Director may elect annually to defer the dollar amount or percentage of his annual compensation payable in the form of Director’s Fees which he/she specifies in a Deferral Election which he/she executes in the form of Exhibit I hereto and files with the Plan Administrator in the Fiscal Year prior to that in which such Director’s Fees are earned. A Deferral Election becomes irrevocable (subject to the exceptions set forth below) as of the December 31 immediately preceding the Fiscal Year with respect to which it is executed. A Participant may cancel or change a Deferral Election by filing a later dated one with the Plan Administrator prior to the time it becomes irrevocable. Such final, irrevocable Deferral Election shall apply to the Director’s Fees which the Eligible Director earns in the Fiscal Year which immediately follows that in which he/she executes and files his/her Deferral Election. Such Deferral Election shall also apply to Director’s Fees which the Eligible Director earns in subsequent Fiscal Years for which no contrary Deferral Election, or cancellation thereof, is filed with the Plan Administrator. In addition, in the Year in which a Director first becomes eligible to participate in the Plan, if the Eligible Director executes and files his/her Deferral Election within 30 days of first becoming Eligible to participate, such Deferral Election shall also apply to the Director’s Fees which the Eligible Director earns in the remainder of the Fiscal Year after filing his/her Deferral Election with the Plan Administrator. A Deferral Election shall be irrevocable as of the December 31 immediately preceding the Fiscal Year with respect to which it was executed, except that the Participant shall retain the right (a) to accelerate the time of payment scheduled under any previously filed Deferral Election in the event of an unforeseeable emergency in accordance with Sections 4.02 through 4.04 hereof, (b) to change his/her designation of beneficiaries with respect to any previously filed Deferral Election, upon filing a duly executed beneficiary designation form with the Plan Administrator in accordance with Section 5.02 and (c) to further defer the payment of Director’s Fees scheduled under any Deferral Election previously filed by executing a Postponement of Deferral Election in accordance with Section 2.02 hereof.
Section 2.02 Change in Time and Form of Payment. A Participant may elect to change the form of payment or to further defer the payment of Director’s Fees subject to a Deferral Election previously filed, by executing a Change of a Deferral Election in the form of Exhibit II hereto with the Plan Administrator, subject to the following conditions:
(a)	the Participant’s Change of Deferral Election shall not be effective until the first day of the 13th month after it is filed with the Plan Administrator, and shall not apply to any payment or series of installment payments treated as a single payment scheduled to be paid under any previously filed Deferral Election prior to the first day of the 13th month after the Participant’s Change of Deferral Election is filed with the Plan Administrator; and

(b)	the Change of Deferral Election postpones the date of payment of the Deferral Election to which it relates for a period of at least five years from the date such payment was previously scheduled to be paid, or in the case of a series of installment payments treated as a single payment, five years from the date the first payment in the series was previously scheduled to be paid.

(c)	any Change of Deferral Election that changes only the form of payment must delay the starting date of the originally scheduled payment by at least five years.
The right to a series of substantially equal periodic installment payments over a predetermined number of years is not a right to a life annuity and is treated as the right to a single payment under this Plan. Accordingly, filing of a Change of Deferral Election delaying for five years the right to receive installment payments scheduled under a previously filed Deferral Election to be made over a five-year period will result in all of such scheduled installment payments to be paid in a lump sum in the fifth year, and filing of a Change of Deferral Election delaying for five years the right to receive installment payments scheduled under a previously filed Deferral Election to be made over a ten-year period will result in the first five of such scheduled installments to be paid in a lump sum in the fifth year, and the remaining five annual installments to be paid as previously scheduled in the fifth through the 10th years.
ARTICLE III
Accumulation of Deferred Compensation
Section 3.01. Participant Accounts. The dollar amount of Director’s Fees deferred pursuant to each Deferral Election executed and filed by each Participant hereunder shall be credited as of the end of the calendar month in which such Fees are payable to such Participant to an unfunded book reserve account (the “Director’s Deferred Compensation Account”) and shall be recorded on the financial books and records of the Bank or the Eligible Affiliate, as applicable, as a deferred compensation liability in the names of the respective Participants.

Section 3.02. Interest on Accounts. Unless the Bank allows Participants to direct the investment of their Deferred Compensation Accounts, the Director’s Deferred Compensation Account of each Participant having a credit balance shall be credited with interest at the end of each calendar quarter at the rate equal to the average crediting rate for the insurance policies which the Bank carried on the lives of the Directors in the preceding Fiscal Year, grossed up by dividing it by one (1) minus the Bank’s highest marginal income tax rate for the preceding Fiscal Year. For example, if the average crediting rate on the Directors’ life insurance policies in the preceding Fiscal Year was 5% and the Bank’s highest marginal tax rate for that Fiscal Year was 35%, the interest payable on the Directors’ Deferred Compensation Account for a calendar quarter in the current Fiscal Year would be one-fourth of 7.69% (5%/(1 minus 35%)), or 1.92%. Such interest shall be credited on or before the last business day of each calendar quarter in the current Fiscal Year on the average credit balance held in each Participant’s Director’s Deferred Compensation Account during that quarter. If Participants direct the investment of their Deferred Compensation Accounts, the net earnings or losses shall be attributable to those investments and no interest shall be paid on such Accounts.
Section 3.03. Additional Benefit Upon Death Before Age 72. In the event that a Participant dies while an Eligible Director but before attaining age 72, his/her beneficiary shall receive an additional death benefit payable in a lump sum within 60 days following death calculated as the present value of the additional balance that the Participant would have accrued in his/her Director’s Deferred Compensation Account assuming that (1) he/she had not died but had continued as a Participant to his/her age 72, (2) he/she had continued the same Deferral Election of Director’s Fees to age 72 that he/she had been making at the date of death, and (3) interest had continued to be credited on such deferred Director’s Fees pursuant to Section 3.02 to his/her age 72 at the same rate as was in effect at the Participant’s date of death.
ARTICLE IV
Events of Distribution
Section 4.01. Selection of Event of Distribution. Within 30 days following the first to occur of the Events of Distribution selected by each Participant in each Deferral Election filed with the Plan Administrator, the amount of his/her Director’s Deferred Compensation Account governed by each Deferral Election shall become payable to the Participant (or his/her designated beneficiary) in accordance with Article V.
Section 4.02. Unforeseeable Emergency. In addition to the Events of Distribution selected by the Participant in his/her Deferral Election, as referred to in Section 5.01, a portion of the Director’s Deferred Compensation Account of any Participant shall be payable to him/her or to any of his/her beneficiaries in the event of an unforeseeable emergency that is caused by an event beyond the control of the Participant or beneficiary and that would result in severe financial hardship to the Participant or beneficiary if early withdrawal were not permitted, upon a withdrawal request duly filed and documented with the Plan Administrator. Any early withdrawal pursuant to this section is limited to the amount necessary to meet the emergency, which cannot be met from other resources of the Participant or of his/her spouse, beneficiary or dependent, such as insurance, savings or borrowing, plus an amount equal to the taxes that must be paid as a result of such early distribution. For the purposes of this Article IV “dependent”

shall mean as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B).
Section 4.03. Definition of Unforeseeable Emergency. Conditions which warrant approval of a Participant’s (or beneficiary’s) application for early withdrawal from a Directors’ Deferred Compensation Account because of unforeseeable emergency are limited to cases of severe financial hardship to the Participant (or to his/her beneficiary) resulting from an illness or accident of the Participant, his/her spouse, beneficiary or dependent, loss of the property of the Participant or of his/her spouse, beneficiary or dependent due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance), or other similar and extraordinary and unforeseeable circumstances arising out of events beyond the control of the Participant or of his/her spouse, beneficiary or dependent. Examples of what may constitute unforeseeable emergencies, depending on the relevant facts and circumstances, include: imminent foreclosure of or eviction from the primary residence; medical expenses, prescription drug medications and funeral expenses. The purchase of a home and the payment of college tuition are not unforeseeable emergencies.
Section 4.04. Amount of Payment Permitted and Conditions of Payment Upon an Unforeseeable Emergency. Distributions because of an unforeseeable emergency may not exceed the amount reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, State, local or foreign income taxes or penalties reasonably anticipated to result from the distribution. Distributions because of an unforeseeable emergency may not be made to the extent that the financial hardship to the Participant (or to his/her spouse, beneficiary, or dependent) is or may be relieved —
(a)	through reimbursement or compensation by insurance or otherwise; or

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	by cessation of deferrals under the Plan.
Amounts withdrawn may not be returned to the Plan. Withdrawals will be subject to Federal income tax. Participants who make a hardship withdrawal may elect to cancel Elective Deferrals or other contributions to the Plan for the remainder of the Plan Year following receipt of a hardship distribution.
Section 4.05. Other Events of Distribution. In addition to the Events of Distribution selected by the Participant in his/her Deferral Election, as referred to in Section 5.01, payments from the Director’s Deferred Compensation Account of any Participant shall be accelerated (within the limits of Code §409A and the regulations thereunder) to the extent that the Plan Administrator determines to be necessary to:
(a)	pay an individual other than the Participant to fulfill a domestic relations order, as defined in Code Section 414(p)(1)(B);

(b)	comply with Federal, State, local or foreign ethics laws or conflicts of interest laws;

(c)	provide cashouts of the entirety of the Participant’s interest under this and related plans of nonqualified deferred compensation of the Bank and its

Eligible Affiliates where such entire interest is not in excess of the applicable dollar amount under Code Section 402(g)(1)(B);

(d)	provide for payment of employment taxes under the Federal Insurance Contributions Act (FICA) and Railroad Retirement Tax Act (RRTA) and other employment taxes imposed on compensation deferred under the Plan;

(e)	provide for payment of the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable State, local or foreign tax laws as the result of the payment of the FICA or RRTA amount, and for payment of the additional income tax at source on wages attributable to the pyramiding of Code Section 3401 wages and taxes, provided that the total distribution under this acceleration provision does not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount;

(f)	provide for the payment of the amount required to be included in income as the result of any failure of this Plan to comply with the requirements of Code Section 409A or the regulations finally and lawfully issued thereunder;

(g)	satisfy a debt of the Participant to the Bank which was incurred in the ordinary course of the Participant’s service relationship to the Bank, provided that the acceleration and application of a Participant’s compensation deferred hereunder to satisfy such debt is made at the same time and in the same amount as the debt would have been otherwise due and collectible from the Participant and does not exceed $5,000 in any tax year of the Participant.

(h)	make any other acceleration of the time and form of a payment available to the Bank under Code Section 409A and the regulations thereunder.
ARTICLE V
Payment of Deferred Compensation
Section 5.01. Payment of Account Balances. Within 30 days following the occurrence of the first of the Events of Distribution listed by each Participant’s Deferral Election, the then current balance of his/her Deferred Compensation Account governed by such Deferral Election shall commence to be paid to the Participant (or his/her designated beneficiary) in a lump sum or in approximately equal monthly, quarterly or annual installments over a period of years in accordance with the respective distribution option selected by the Participant in his/her Deferral Elections filed with the Plan Administrator. Any portion of a Participant’s Deferred Compensation account with respect to which there is no effective distribution option election on file with the Plan Administrator shall be distributed to the Participant in a lump sum on the first anniversary of his/her retirement, death, disability or other severance from service as a member of the Board. So long as any Director’s Deferred Compensation Account has a credit balance, it shall continue to be credited with interest in accordance with Section 3.02.
Section 5.02 Delay of Payments Under Certain Circumstances. A payment that is otherwise due to be distributed from a Participant’s Deferred Compensation Account in accordance with his/her Deferral Election shall be delayed in the following circumstances:
(a)	to the extent that the Bank reasonably anticipates that the scheduled payment would not be deductible from the Bank’s taxable income due to the application of Code Section 162(m), in which event the payment shall be made, as the Bank decides, either (i) during the Bank’s first taxable year in which the Bank reasonable anticipates that the deduction of such payment will be allowed under Code Section 162(m), or (ii) during the period beginning with the Participant’s separation from the service of the Bank and its Eligible Affiliates and ending on the later of the last day of the Bank’s taxable year in which the Participant separated from such service or the 15th day of the third month following the Participant’s separation from such service, or

(b)	in the event that the Participant is a “specified employee” within the meaning of Section 409A and the regulations issued thereunder at the time, or within six months prior to the time, a payment is otherwise due to be distributed from his/her Deferred Compensation Account in accordance with his/her Deferral Election, then no payment shall be made from his/her Deferred Compensation account until the first day of the seventh month following the date of his/her separation from the service of the Bank and its Eligible Affiliates, unless such separation from service is due to the death of the Participant, or

(c)	to the extent that the Bank reasonably anticipates that the making of the payment will violate Federal securities law or other applicable law, provided that the Bank makes the payment at the earliest date at which it reasonably anticipates that making of the payment will not cause such violation.

Section 5.03 Designation of Beneficiaries. Each Participant shall have the right to designate one or more Beneficiaries who are to succeed to his/her right to receive future payments hereunder in the event of his/her death by completing the Beneficiary Designation Form set forth at Exhibit III. In case of a failure of designation or the death of a designated Beneficiary without a designated successor, distribution shall be made to the Participant’s estate. No designation of Beneficiaries shall be valid unless in writing signed by the Participant, dated, and filed with the Plan Administrator. A Participant may change a beneficiary designation without the consent of any earlier designated beneficiaries.
ARTICLE VI
General Provisions
Section 6.01. Administration. The Plan shall be administered by the Plan Administrator. No member of the Plan Administrator shall be eligible to participate in the Plan. The Plan Administrator shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions, by general rule or particular decision, provided that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all Participants similarly situated. In addition, any interpretations and decisions made by the Plan Administrator shall be final, conclusive and binding upon all persons who have or who claim to have any interest in or under the Plan.

Section 6.02. Compliance with Code Section 409A. The Plan shall be administered and interpreted to comply with Section 409A of the Internal Revenue Code and all regulations thereunder in order to preserve the tax-deferred treatment of the Directors’ Deferred Compensation Accounts accrued hereunder pending distributions to Participants and Beneficiaries in accordance with Deferral Elections filed hereunder. In no event may any distribution be made from the Plan or action taken under the Plan that would make any Directors’ Deferred Compensation Account hereunder subject to the interest and additional tax imposed by Code Section 409A(a)(1)(B).
Section 6.03. Funding. All liabilities under this Plan for compensation deferred by Participants hereunder shall be unfunded for purposes of federal income taxes and for purposes of Title I of ERISA. All benefits paid under this Plan shall be paid in cash from the general assets of the Bank. All liability for Retirement Benefits payable under the Plan shall be reflected on the accounting records of the Bank, but shall not be construed to create or require the creation of a trust, custodial or escrow account. The Bank may establish one or more trusts, with such trustees as the Board may approve, for the purpose of holding and providing for the payment of Director’s Deferred Compensation a Accounts hereunder. Such trusts may be irrevocable but the assets thereof shall be subject to the claims of the Bank’s creditors. To the extent that any Director’s Deferred Compensation Accounts held under the Plan are actually paid from any such trust, the Bank shall have no further obligations with respect thereto, but to the extent not so paid, such a Accounts shall be payable from such insurance contracts, annuities or other funds that the Bank may purchase, establish or accumulate to aid in holding and providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Bank and a Director or any other person. A Director shall not acquire any interest greater than that of an unsecured creditor in his/her Deferred Compensation Account.
Section 6.04. Expenses. The expenses of administering the Plan shall be borne by the Bank or Eligible Affiliate.
Section 6.05. Indemnification. The members of the Plan Administrator and its agents and officers, directors and employees of the bank shall be indemnified and held harmless by the Bank and Eligible Affiliates to the fullest extent now or hereafter permitted by law against and from any and all loss, cost, liability or expense, including attorney’s fees, fines, civil penalties, interest and excise taxes that may be imposed upon or reasonably incurred by them in connection with or resulting from any actual or threatened civil, criminal, administrative or investigative claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Bank’s or Eligible Affiliate’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The indemnification provided by this section shall continue for persons who have ceased to be members or agents of the Plan Administrator, and to former directors, officers and employees of the Bank or Eligible Affiliate, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder. This section shall not be applicable to any person if the loss, cost, liability or expense is finally judicially determined to be due to such person’s recklessness or willful misconduct.

Section 6.06. Nonassignability. Neither a Participant in the Plan nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt of any Director’s Deferred Compensation account, all rights to which are expressly declared to be nonassignable and nontransferable. No part of any Director’s Deferred Compensation Account shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
Section 6.07. Payment to Guardian. If any amount held in a Director’s Deferred Compensation account is payable to a person declared incompetent or to a person incapable of handling the disposition of property, the Plan Administrator may direct payment of such a Account to the guardian, legal representative or person having the care and custody of such incompetent person, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Bank, any Eligible Affiliates, the Plan and the Plan Administrator.
Section 6.08. Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank, its Eligible Affiliates and their successors and assigns. The term “successors” as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Bank or of an Eligible Affiliate, and the successors of any such corporation or other business entity.

Section 6.09. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender shall include the feminine gender; the plural shall include the singular and the singular shall include the plural.
Section 6.10. Not a Contract of Service. Neither the establishment of, nor the participation or eligibility for participation of any Eligible Director in, this Plan shall be construed to confer any right of tenure on the part of any Eligible Director or any right of nomination, renomination, election or re-election to the Board of Directors of the Bank or Eligible Affiliate. The Bank shall not incur any liability for any loss of benefits that might result under this Plan from any failure of the stockholders to elect or re-elect any Eligible Director to the applicable Board of Directors or any failure of the applicable Board of Directors to nominate any Eligible Director for re-election.
Section 6.11. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, or to fail to comply with Section 409A of the Internal Revenue Code, such illegality, invalidity or noncompliance shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal, invalid or noncomplying provision had never been inserted, and the Bank and Eligible Affiliates shall have the privilege and opportunity to correct and remedy such questions of illegality, invalidity or noncompliance by amendment as provided in the Plan.

Section 6.12. Applicable Law. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania except as otherwise required by applicable Federal Law, including Code Section 409A.
ARTICLE VII
Claims Procedure
Section 7.01. General. Any claim for any payment due under the Plan shall be filed by the Participant or beneficiary (“claimant”) in the manner prescribed by the Plan Administrator.
Section 7.02. Denials. If a claim for a payment requested under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Plan Administrator within a reasonable period of time after receipt of the claim by the Plan Administrator.
Section 7.03. Notice. Any claimant who is denied a claim for payment requested under the Plan shall be furnished written notice setting forth:
(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent provision of the Plan upon which the denial is based;

(c)	a description of any additional material or information necessary of the claimant to perfect the claim; and

(d)	an explanation of the claim review procedure under the Plan.

Section 7.04. Appeals Procedure. In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:
(a)	request a review by written application to the Plan Administrator, or its designee, no later than 60 days after receipt by the claimant of written notification of denial of a claim;

(b)	review pertinent documents; and

(a)	submit issues and comments in writing.
Section 7.05. Review. A decision on review of a denied claim shall be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred and twenty (120) days after receipt of a request for a review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.
ARTICLE VIII
Amendment or Termination of Plan
Section 8.01. General. The Plan may be amended in whole or in part or terminated from time to time by the Board of the Bank or any Eligible Affiliate (but only with respect to that Eligible Affiliate), provided that no amendment or termination may divest any Participant or beneficiary of rights to deferred compensation earned and accumulated in the Plan at the time of such amendment or termination. Any termination of the Plan that results in accelerated payment of benefits shall comply with the requirements of Treasury Regulation Section 1.409A-3(j)(ix).
Section 8.02. Notice. Notice of every such amendment shall be given in writing to each Participant and beneficiary of a deceased Participant.
          IN WITNESS WHEREOF, Northwest Savings bank has caused this Amendment and Restatement to be executed by its duly authorized officers effective as of January 1, 2005.

NORTHWEST SAVINGS BANK

December 17, 2008	By:	/s/ William Wagner
Date		William Wagner, President

EXHIBIT I
DEFERRAL ELECTION UNDER DIRECTORS’
DEFERRED COMPENSATION PLAN
OF NORTHWEST SAVINGS BANK AND ELIGIBLE AFFILIATES

TO:	Plan Administrator	FROM:
	c/o Human Resources Department	(Name of Eligible Director)
	Northwest Savings Bank 108 Liberty Street Warren, Pennsylvania 16365	(Name of Bank or Eligible Affiliate)
     ELECTION. Pursuant to the Directors’ Deferred Compensation Plan (“Plan”) of Northwest Savings Bank (“Bank”), of which I acknowledge I have received a copy, and subject to all of the terms and conditions of the Plan, I hereby elect to defer receipt of $                     or                      % of the Annual Compensation otherwise payable to me in the form of Director’s Fees by the Bank or an Eligible Affiliate in the Fiscal Year of the Bank which immediately follows that in which this Deferral Election is delivered to the Plan Administrator.
     This Deferral Election shall also apply to the Director’s Fees otherwise due me from the Bank or an Eligible Affiliate in all subsequent Fiscal Years for which I fail to file a cancellation of this Deferral Election or a contrary Deferral Election with the Plan Administrator.
     In the Fiscal Year in which I first become eligible to participate in the Plan this Deferral Election shall also apply to the Director’s Fees otherwise due me from the Bank or an Eligible Affiliate for the remainder of the Fiscal Year following my filing of this Deferral Election with the Bank, provided that it is delivered to the Plan Administrator within 30 days of my first becoming eligible to participate in the Plan.
     Such deferred compensation shall be held in my Director’s Deferred Compensation Account under the Plan for distribution to me, with interest accrued in accordance with Section 3.02 of the Plan, commencing within 30 days of the first to occur of the following Events of Distribution which I have selected: [The Participant should initial and fill in any blank in any Event of Distribution which is selected, and cross out any Event of Distribution which is not selected.]

(1)	My retirement as a Director on or after age 59 1/2 up to age 72. [This option not available for Deferral Elections filed after such retirement eligibility.]

(2)	My voluntary resignation from the Board of Directors.

(3)	My failure to be nominated or elected as a member of the Board of Directors.

(4)	My death.

(5)	My becoming disabled or incurring a disability, defined as my suffering from a mental or physical disability which prevents me from engaging in the principal duties as a Director of the Bank for a period of six consecutive months.

(6)	My attainment of age . [Age selected must be above the Participant’s age when Deferral Election is filed.]

(7)	The following specific date following the year in which this Deferral Election is filed: 20, ___.

1

     An Eligible Director may not defer any portion of his/her Director’s Fees earned during any Fiscal Year which immediately follows a Fiscal Year in which he/she received any distribution of Director’s Fees earned and deferred during a prior Fiscal Year.
     I understand that the Plan also permits me to make an early withdrawal of a portion of my Director’s Deferred Compensation Account that is necessary for me to avoid a severe financial hardship resulting from an unforeseeable emergency caused by an event beyond my control, within the meaning and intent of the Plan. Any such hardship withdrawal is limited to the amount necessary to meet the immediate financial need created by the emergency, which cannot be satisfied by insurance, borrowing or my other resources.
     Within 30 days of the first to occur of the above Events of Distribution (but subject to the terms and conditions of the Plan) the then current balance of my Director’s Deferred Compensation Account shall commence to be paid to me or to my designated beneficiary in accordance with one of the following options which I have selected as indicated by my initialing it and by filling in the blank if options 2, 3 or 4 is selected:

(1)	Lump sum; or

(2)	Approximately equal monthly installments over a period of years (either five (5) or ten (10)); or

(3)	Approximately equal quarterly installments over a period of years (either five (5) or ten (10)); or

(4)	Approximately equal annual installments over a period of years (either five (5) or ten (10)).

     ELECTION PERIOD. Subject to the terms and conditions of the Plan, this election shall be effective and irrevocable for the Director’s Fees which I shall earn in the Fiscal Year which immediately follows my delivery of this Deferral Election to the Plan Administrator, plus, in the first Fiscal Year in which I am eligible to participate in the Plan, the Director’s Fees which I shall earn in the remainder of the Fiscal Year following my delivery of this Deferral Election to the Plan Administrator, provided that it is filed within 30 days of my first becoming eligible to participate in the Plan.

ELIGIBLE DIRECTOR

Date:	Signed:

Printed or Typed:

Employee Social Security No.:

Received		PLAN ADMINISTRATOR

Date:	Signed:

2

EXHIBIT II
CHANGE OF DEFERRAL ELECTION UNDER DIRECTORS’
DEFERRED COMPENSATION PLAN
OF NORTHWEST SAVINGS BANK AND ELIGIBLE AFFILIATES

TO:	Plan Administrator	FROM:
	c/o Human Resources Department	(Name of Eligible Director)
	Northwest Savings Bank 108 Liberty Street Warren, Pennsylvania 16365	(Name of Bank or Eligible Affiliate)
PART I
     CHANGE OF SCHEDULED PAYMENT(S). In accordance with Section 2.02 of the Directors’ Deferred Compensation Plan of Northwest Savings Bank and Eligible Affiliates (“Plan”), I hereby elect to postpone the payment of the compensation which I have deferred under my Deferral Election form(s) previously filed with you dated                     , 20___;                     , 20 ___;                     , 20___; from the original date(s) of                     , 20___;                     , 20___;                     , 20___;
when payment was scheduled to commence under said form(s), to the following date(s) [insert dates which follow the previously scheduled date(s) by at least five years]:
PART II
     CHANGE OF FORM OF PAYMENT. In accordance with Section 2.02 of the Plan, I hereby elect to change the form of the payment which I deferred under my Deferral Election forms dated                     , from the original payment form which was

☐	lump sum
☐	five equal installments
☐	ten equal installments
to the new payment form, which is

☐	lump sum
☐	five equal installments
☐	ten equal installments

1

     Except as specifically amended by this Change of Deferral Election, my previously filed Deferral Election(s) to which this Postponement relates shall continue in full force and effect.

ELIGIBLE DIRECTOR

Date: , 20	Signed:

Printed or Typed:

Employee Social Security No.:

RECEIVED		PLAN ADMINISTRATOR

Date: , 20	Signed:

2

EXHIBIT III
BENEFICIARY DESIGNATION
Participant Name:                                          SSN:

Mailing	Address:

City	State	Zip Code
In accordance with the terms of the Plan, I hereby designate the following Beneficiary(ies) to receive any death benefits under the Plan:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

     This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant